Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Southern National Bancorp of Virginia, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 12, 2014, with respect to the consolidated balance sheet of Southern National Bancorp of Virginia, Inc. and subsidiary as of December 31, 2013 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, which appear in Southern National Bancorp of Virginia’s Annual Report on Form 10-K for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP___________________

Atlanta, Georgia

March 14, 2014